Exhibit 10.12

UNSECURED REVOLVING TERM NOTE

$3,000,000.00
Note Dated: November 3, 2003
Due Date: October 1, 2006, unless extended	Johnston, Iowa

FOR VALUE RECEIVED, FCStone Group, Inc., of West Des Moines, IA (the “Borrower”), promises to pay to the order of Deere Credit, Inc., a Delaware corporation (the “Lender”), at Lender’s office at such place as Lender may designate in writing, the principal sum of Three Million and 00/100 DOLLARS ($3,000,000.00), together with interest as provided in this Note, all in lawful money of the United States of America. So long as no event of default has occurred and is continuing, the Borrower may receive advances at any time until October 1, 2006, (the “Commitment Expiration Date”), at which time no more advances may be made. Prior to the Commitment Expiration Date, amounts, which are repaid, may be readvanced. The unpaid principal balance of this promissory note (“Note”) shall bear interest (the “Effective Interest Rate”) computed upon the basis of a year of 360 days for the actual number of days elapsed in a quarter, which is equal to 2.90 percent (2.90%) (290 basis points) in excess of the LIBOR rate (“LIBOR) “. For the purposes of this Note, LIBOR shall mean the rate (rounded upward to the nearest thousand) indicated by Telerate (or if Telerate shall cease displaying such rates, such other service or services as may be nominated by the British Bankers Association for the purpose of displaying London Interbank Offered Rates for U.S. Dollar deposits) as having been quoted by the British Bankers Association at 11:00 a.m. London time on the first Banking Day of each month for the offering of U.S. dollar deposits in the London interbank market for a one month period. The LIBOR rate determined pursuant to the preceeding sentence shall be used to determine the LIBOR rate for all amounts advanced or outstanding during such month. LIBOR rate shall be fixed on the first Banking Day within such month based on the one month LIBOR rate for that day but shall vary from month to month. “Banking Day” shall mean the first day of each month on which Lender is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England.

The purpose of this loan is to finance Borrower’s funding requirements under the inventor purchase program operated by FCStone Financial, Inc..

This note shall be unsecured.

Payments shall be paid to Lender as follows:

1.	Borrower shall make quarterly payments of interest only on each March 31, June 30, September 30 and December 31 during the term of the Note;

2.	On the Due Date all remaining outstanding amounts of principal, interest and late charges shall be due and payable.

In consideration of the loan commitment, the Borrower agrees to pay to the Lender a commitment fee on the average daily unused portion of the loan commitment at the rate of .50% (50 basis points) per annum (calculated on a 360 day basis), payable quarterly in arrears by the 20th day following each calendar quarter. Such fee shall be payable for each quarter (or portion thereof) occurring during the original or any extended term of the loan commitment.

Borrower expressly assumes all risks of loss or delay in the delivery of any payments made by mail and no course of conduct or dealing shall affect Borrower’s assumption of these risks. This Note may be prepaid, in full or in part at any time without penalty. All payments shall be applied first to late charges, then to interest and finally to principal.

Upon the occurrence of any event of default, as described in the Master Loan Agreement, dated as of November 3, 2003, between Lender and Borrower, as the same may be modified from time to time (the “Master Loan Agreement”, the Lender may exercise any of its remedies described in the Master Loan Agreement or the unpaid principal balance of this Note shall bear interest at a rate which is two percent (2%) greater than the Effective Interest Rate otherwise applicable. This Note shall be deemed to be a “Note” within the meaning of Section 2 of the Master Loan Agreement. If any payment under this Note is not paid within ten (10) days after the date due, then, at the option of the Lender, a late charge of not more than five cents ($0.05) for each dollar of the installment past due may be charged by Lender.

Acceptance by Lender of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and Borrower’s failure to pay the entire amount due shall be and continue to be an event of default. The liability of the Borrower under this Note shall be absolute and unconditional, without regard to the liability of any other party. The laws of the State of Iowa hereunder shall govern all rights and obligations.

BORROWER

FCStone Group, Inc.
Borrower Address:

2829 Westown Parkway Suite 200 West Des Moines, IA 50266	By:	/s/ ROBERT V. JOHNSON
	Its:	Exec. V.P. & CFO

Tax ID No. 42-1091210

Lender Address:

6400 N. W. 86th St.
P.O. Box 6650-Dept. 140
Johnston, IA 50131-6650